Exhibit 10.1.38

                          AMENDED EMPLOYMENT AGREEMENT

          This AMENDED EMPLOYMENT AGREEMENT, dated as of the 1st day of June, 2002, is between CONSECO, INC., an Indiana corporation ("Company"), and William
J. Shea ("Employee").

                                    RECITALS

          A. The services of Employee, and his managerial and professional experience, are of great value to the Company.

          B. The parties previously entered into an Employment Agreement as of September 10, 2001, and desire to replace that Employment Agreement with this Agreement.

                                    AGREEMENT

          In consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

          1. Employment. The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth. The Employment Agreement between the parties dated as of September 10, 2001, is hereby cancelled and of no further effect.

          2. Term. The effective date of this Agreement shall be June 1, 2002. Subject to the provisions for termination as provided in Section 10 hereof and to any extension to which the parties may hereafter agree, the term of this Agreement shall be the period beginning June 1, 2002, and ending July 31, 2005.

          3. Duties. Employee is engaged by the Company in the capacity of President and Chief Operating Officer and, unless and until the Company appoints a new Chief Financial Officer, as Acting Chief Financial Officer. Employee shall report to the Chief Executive Officer regarding the performance of his duties and shall be subject to the direction and control of the Board of Directors of the Company (sometimes referred to herein as the "Board") and the Chief Executive Officer.

          4. Extent of Services. Subject to the direction and control of the Chief Executive Officer and the Board, Executive shall have the power and authority commensurate with his officer status and necessary to perform his duties hereunder. The Company agrees to provide to Employee such assistance and work accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties. Employee shall devote his entire employable time, attention and best efforts to the business of the Company, and during the term of his Agreement shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this shall not be construed as preventing Employee from serving on boards of professional, community, civic, education, charitable and corporate organizations on which he presently serves or may choose to serve (including in particular the Children's Hospital board) or investing his assets in such form or

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manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made; and provided further that Employee may continue to serve on the board of Demoulas Supermarkets, Inc., provided that such service does not interfere with the performance of his duties under this Agreement. For purposes of this Agreement, full-time employment shall be the normal work week for individuals in comparable officer positions with the Company.

          5. Compensation.

             (a) As compensation for services hereunder rendered during the term hereof, Employee shall receive a base salary ("Base Salary") of Seven Hundred Fifty Thousand Dollars ($750,000) per year payable in equal installments in accordance with the Company's payroll procedure for its salaried employees. Salary payments and other payments under this Agreement shall be subject to withholding of taxes and other appropriate and customary amounts. Employee and the Company shall review the Base Salary on or before January 31 of each year during the term hereof, and Employee may receive increases in his Base Salary from time to time, based upon his performance, upon the recommendation of the Chief Executive Officer and subject to approval of the Compensation Committee of the Board.

             (b) In addition to Base Salary, Employee may receive such bonuses or other incentive compensation as the Compensation Committee or the Board may approve from time to time upon the recommendation of the Chief Executive Officer, with a target equal to one times Employee's Base Salary (the "Target Bonus") but not in excess of two times his Base Salary with respect to any calendar year.

             (c) On September 17, 2001, the Company issued to Employee 50,000 shares of Restricted Stock (the "Initial Restricted Stock"). The restrictions on the Initial Restricted Stock shall lapse as to 20% of the shares on September 17, 2002 and as to 40% of the shares on each of September 17, 2003 and September 17, 2004; provided, however, that the restrictions shall lapse earlier upon a "change in control" of the Company (as defined in Section 10), in the event this Agreement is terminated by the Company and such termination is not for "just cause" (as defined in Section 10), upon the death of Employee, or upon a termination of this Agreement by the Company pursuant to Section 7. Dividends, if any, on the Initial Restricted Stock will be paid to Employee as compensation during the restriction period. The Restricted Stock Agreement between Employee and the Company dated as of September 10, 2001, remains in effect.

             (d) The Company previously granted to Employee a non-qualified stock option (the "Initial Option") to purchase Three Hundred Fifty Thousand (350,000) shares of common stock at a price equal to the average of the high and low trading prices on September 17, 2001. One-fifth of the shares underlying the Initial Option shall vest on March 31, 2002. The remaining four-fifths shall vest in four increments of 70,000 shares each on September 17 in each of the years 2003, 2004, 2005, and 2006 and have a scheduled expiration date (assuming continued employment) on September 10, 2011; provided, however, that the Initial Option shall vest in full upon a change in control of the Company as defined in the Non-Qualified Stock Option Agreement between Employee and the Company dated as of September 17, 2001, upon the death of Employee or upon a termination of this Agreement by the Company pursuant to Section 7.


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             (e) The Company shall provide to Employee, and shall cause its subsidiary, Bankers Life and Casualty Company, to guarantee payment of, a nonqualified supplemental retirement benefit (the "Supplemental Retirement Benefit"). The Supplemental Retirement Benefit shall provide for annual payments in an amount equal to Five Hundred Thousand Dollars ($500,000) per year commencing February 9, 2013, and continuing until the later of the death of Employee or his spouse, Susan McConologue Shea, payable as Employee or, if Employee is deceased, Susan McConologue Shea shall direct. The Supplemental Retirement Benefit shall not be reduced, suspended, or otherwise affected as a result of any termination of Employee's employment under this Agreement.

             (f) On each July 1 during the term of this Agreement, the Company shall (i) award Employee shares of the Company's common stock having a value based on the closing sale price on the date of the award of not less than Five Hundred Thousand Dollars ($500,000), subject to restrictions ("Additional Restricted Stock"), with the restrictions to lapse as to 20% of the Restricted Stock on the anniversary of the award each year over a five (5) year period, including after termination of Employee's employment other than for "just cause" (as defined in Section 10), provided Employee is not engaged in any of the activities specified in Section 9(i) through 9(v), and (ii) award Employee options to purchase One Hundred Fifty Thousand (150,000) shares of the Company's common stock at the average of the high and low sale prices on the date of each such grant, such options to vest 20% per year on the anniversary of the award over a five (5) year period, including after termination of Employee's employment other than for "just cause" (as defined in Section 10), provided Employee is not engaged in any of the activities specified in Section 9(i) through 9(v). Dividends, if any, on the Additional Restricted Stock will be paid to Employee as compensation during the restriction period.

             (g) During each November during the term of this Agreement, the Company shall award Employee options to purchase a minimum of One Hundred Thousand (100,000) shares of the Company's common stock at the average of the high and low sale prices on the date of each such grant, such options to vest 20% per year on the anniversary of the award over a five (5) year period, subject to continuing employment, and to terminate, again subject to continuing employment, on the tenth anniversary of the date of the grant in each case.

             (h) Upon the satisfactory completion, as determined by the Company's Chief Executive Officer in his sole discretion, of (i) the restructuring of the Company's bank-loan obligations, and (ii) the Company's exchange offer for its outstanding public debt, the Company shall award Employee Three Hundred Fifty Thousand (350,000) shares of the Company's common stock.

             (i) The Company shall pay Employee a supplemental bonus ("Supplemental Bonus") as follows: (A) One Million Five Hundred Thousand Dollars ($1,500,000) on June 30, 2004, and (B) Two Million Five Hundred Thousand Dollars ($2,500,000) on March 31, 2005, provided Employee remains employed pursuant to this Agreement on such dates. In the event of a Control Termination (as defined in Section 10) before one or both of such amounts is/are paid, the Company shall pay Employee the unpaid amount(s), net of applicable taxes, within ten
          (10) days after such Control Termination occurs.

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             (j) The Company shall pay Employee a signing bonus of One Hundred
          Thousand Dollars ($100,000).

          6. Fringe Benefits.

             (a) Employee shall be entitled to participate in such existing employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs, or employee fringe benefits, that it may adopt from time to time. Subject to availability and so long as the Company maintains aircraft for corporate use, Employee shall be entitled to use the Company's aircraft on the same terms as the Company's Chief Executive Officer.

             (b) During the term of this Agreement, the Company shall pay Employee a monthly automobile allowance in the amount of Six Hundred Dollars ($600), and the Company shall pay directly or shall reimburse Employee for the cost of fuel that he incurs in using his automobile.

             (c) Employee shall be entitled to four (4) weeks vacation with pay for each year during the term hereof.

             (d) Employee may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all such reasonable expenses upon Employee's periodic presentation of an itemized account of such expenditures.

             (e) During the term of this Agreement, the Company shall at its expense maintain a term life insurance policy or policies on the life of Employee in the face amount of One Million Five Hundred Thousand Dollars ($1,500,000), payable to such beneficiaries as Employee may designate. Employee may, at his expense, purchase additional insurance at the time the Company purchases said policy or policies. In the event Employee is terminated for any reason, Employee shall have the right, at his expense, to begin paying the premiums required to continue such insurance coverage from and after the date of his termination.

             (f) The Company shall reimburse Employee for reasonable rent paid for lodging in Indiana from September 2001 through December 31, 2002.

             (g) The Company shall, upon periodic presentation of satisfactory evidence and to a maximum of Ten Thousand Dollars ($10,000) per year of this Agreement, reimburse Employee for reasonable medical expenses incurred by Employee and his dependents which are not otherwise covered by health insurance provided to Employee under Section 6(a).

          7. Disability. If Employee shall become physically or mentally disabled during the term of this Agreement to the extent that his ability to perform his duties and services hereunder

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is materially and adversely impaired, his Base Salary, bonus and other compensation provided herein shall continue while he remains employed by the Company; provided, that if such disability (as confirmed by competent medical evidence) continues for at least nine (9) consecutive months, the Company may terminate Employee's employment hereunder, in which case the Company shall promptly pay Employee a lump sum payment equal to one and one-half times his annual Base Salary for the most recent fiscal year then ended, less applicable taxes, and, provided further, that no such lump sum payment shall be required if such disability arises primarily from (a) chronic depressive use of intoxicants, drugs or narcotics, or (b) intentionally self-inflicted injury or intentionally self-induced sickness.

          8. Disclosure of Information. Employee acknowledges that in and as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in
Section 5, as well as any additional benefits stated herein, Employee covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information that has been obtained by or disclosed to him as a result of his employment with the Company and which the Company has taken appropriate steps to safeguard, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Employee, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, in which event Employee shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) must be disclosed to enable Employee properly to perform his duties under this Agreement, in which event Employee shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment. Upon the termination of this Agreement, Employee shall return all materials obtained from or belonging to the Company which he may have in his possession or control.

          9. Covenants Against Competition and Solicitation. Employee acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of the services of Employee for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Employee as set forth above, and as a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Section 5, as well as any additional benefits stated herein, and other good and valuable consideration, Employee covenants and agrees that throughout the period Employee remains employed hereunder and for one year thereafter, Employee shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity that derives a non-incidental portion of its revenue from the business of selling or providing life, accident or health insurance products or services; (ii) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity that derives a non-incidental portion of its revenue from the business of selling or

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providing any of the following financial services: the sale of certificates of deposit, mutual funds, and fixed and variable annuities, debt consolidation, and home equity, home improvement, manufactured housing, real estate mortgage and automobile loans, (iii) in any manner compete with the Company or any of its subsidiaries; (iv) solicit or attempt to convert to other insurance carriers, finance companies or other corporations, persons or other entities providing the same or similar products or services provided by the Company and its subsidiaries, any customers or policyholders of the Company or any of its subsidiaries; or (v) solicit for employment or employ any employee of the Company or any of its subsidiaries. The covenants of Employee in this Section 9 shall be void and unenforceable in the event of (i) a termination by the Company other than for "just cause," or (ii) a Control Termination of this Agreement as defined in Section 10 below. Should any particular covenant or provision of this
Section 9 be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Employee acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

          10. Termination.

             (a) Either the Company or Employee may terminate this Agreement at any time for any reason upon written notice to the other. The Company may terminate this Agreement for "just cause" as defined in (e) below upon written notice to Employee. This Agreement shall also terminate upon (i) the death of Employee or (ii) termination by the Company after disability of Employee pursuant to Section 7.

             (b) In the event that this Agreement is terminated by the Company and such termination is not pursuant to the last sentence of (a) above, a Control Termination as defined in (e) below, or for "just cause" as defined in (f) below, then (i) Employee shall be entitled to receive all unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement; (ii) the award of Initial Restricted Stock referenced in Section 5(c) shall fully vest as of the termination date, and (iii) Employee shall be entitled to receive a lump sum payment equal to the greater of (A) one and one-half times his Base Salary for the most recent fiscal year then ended, or (B) $4,000,000 multiplied by a fraction, the numerator of which is equal to the number of months from June 1, 2002, until the date of termination of this Agreement, and the denominator of which is 34, less applicable taxes in either case.

             (c) In the event this Agreement is terminated by the death of Employee, then the Company shall promptly pay Employee's estate a lump sum payment equal to his annual Base Salary for the most recent fiscal year then ended, less applicable taxes, and all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement.

             (d) In the event this Agreement is terminated by Employee and such termination does not constitute a Control Termination as defined in
          (e) below, Employee shall be

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          entitled to receive Employee's Base Salary as provided in Section 5(a)
          accrued but unpaid as of the date of termination, and all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement.

             (e) The term "Control Termination" as used herein shall mean (A) termination of this Agreement by the Company for any reason other than
          (x) death, (y) disability under Section 7, or (z) for "just cause" in anticipation of or not later than two years following a "change in control" of the Company (as defined below), or (B) termination of this Agreement by Employee following a "change in control" of the Company (as defined below) upon the occurrence of any of the following events:

                  (i) a significant change not involving a promotion or increase in the nature or scope of Employee's authorities or duties from those in existence immediately prior to the change in control, a reduction in his total compensation from that in existence immediately prior to the change in control, or a breach by the Company of any other provision of this Agreement; or

                  (ii) the reasonable determination by Employee that, as a
             result of a change in circumstances significantly affecting his position, he is unable to exercise Employee's authorities, powers, functions or duties in existence immediately prior to the change in control.

          The term "change in control" shall mean the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company entitled to vote with respect to the election of the Company's Board of Directors.

          Upon the occurrence of a change in control, the Company shall promptly notify Employee in writing of the occurrence of such event (such notice, the "Change in Control Notice"). If the Change in Control Notice is not given within 10 days after the occurrence of a change in control the period specified in clause (d)(A) of this Section 10 shall be extended until the second anniversary of the date such Change in Control Notice is given.

          In the event of a Control Termination of this Agreement, then (a) Employee shall be entitled to receive (i) all unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement, and (ii) a lump sum payment equal to the sum of (x) two times his Base Salary then in effect, and (y) his bonus, if any, for the most recent fiscal year, and (b) all options and restricted stock previously granted or awarded to Employee shall fully vest as of the termination date.

             (f) For purposes of this Agreement "just cause" shall mean:

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                  (i) a material breach by Employee of this Agreement or willful malfeasance or fraud or dishonesty of a substantial nature in performing Employee's services on behalf of the Company, which in any case is willful and deliberate on Employee's part and committed in bad faith or without reasonable belief that such breach or action is in the best interests of the Company;

                  (ii) Employee's use of alcohol or drugs which interferes with the performance of his duties hereunder or which compromises the integrity and reputation of the Company, its employees, or products;

                  (iii) Employee's conviction by a court of law, or admission that he is guilty, of a felony or other crime involving moral turpitude; or

                  (iv) Employee's absence from his employment other than as a result of Section 7 hereof, for whatever cause, for a period of more than one (1) month, without prior consent from the Company.

          In the event this Agreement is terminated by the Company for "just cause" as so defined, then (A) Employee shall be entitled to receive his Base Salary as provided in Section 5(a) accrued but unpaid as of the date of termination; (B) no restrictions that remain as to any shares of the Initial Restricted Stock shall lapse after the date of termination, and Employee shall forfeit any still-restricted shares to the Company; (C) no restrictions that remain as to any shares of Additional Restricted Stock shall lapse after the date of termination, and Employee shall forfeit any still-restricted shares to the Company; and (D) no option (including, but not limited to, the Initial Option and any options awarded pursuant to Section 5(f) or 5(g) hereof) previously awarded but not yet vested shall vest after the date of termination, and all previously awarded, vested options shall terminate unless exercised on the date of termination.

          11. Tax Indemnity Payments.

             (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this Section 11 (a "Payment"), would be subject to the excise tax imposed by
          Section 4999 of the Code or any successor provision (collectively, "Section 4999"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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             (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Employee within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of
          Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

             (c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 11(c) shall not impair Employee's rights under this Section 11 except to the extent the Company is materially prejudiced thereby. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                  (1) give the Company any information reasonably requested by the Company relating to such claim,

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                  (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (3) cooperate with the Company in good faith in order
             effectively to contest such claim, and

                  (4) permit the Company to participate in any proceedings
             relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

             (d) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 11(c), Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 11(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be

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          repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          12. Character of Termination Payments. The amounts payable to Employee upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments. Employee shall have no duty to mitigate his damages by seeking other employment and, should Employee actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

          13. Arbitration of Disputes; Injunctive Relief.

             (a) Except as provided in paragraph (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Employee, and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for Employee to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or Employee shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with the enforcement of any arbitration award in court, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by Employee of all or a part of any such fees and costs and expenses would be unjust.

             (b) Employee acknowledges that a breach or threatened breach by Employee of Sections 8 or 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Employee agree that the Company may seek and obtain injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of Section 8 or 9 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee.

          14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of Employee, or to the business office of its General Counsel, in the case of the Company.

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          15. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement, and the remaining provisions of the Agreement shall continue to be binding and effective.

          16. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements between them. This agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          17. Binding Agreement and Governing Law; Assignment Limited. This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest (including, without limitation, Employee's estate, heirs and personal representatives) and shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other.

          The parties have executed this Agreement as of the date first above written.

                                       CONSECO, INC.


                                       By: /s/ Gary C. Wendt
                                          -----------------------------
                                          Gary C. Wendt
                                          Chairman of the Board
                                          "Company"


                                           /s/ William J. Shea
                                          ------------------------------
                                          William J. Shea
                                          "Employee"













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